Exhibit 10.7

Firstborn Top Capital

2026 OMNIBUS equity incentive PLAN

SECTION 1.

ESTABLISHMENT, OBJECTIVES AND DURATION

1.1. ESTABLISHMENT. Subject to the approval of the shareholders of ARC Group Acquisition I Corp. (the “Company”), the Company has established the BlueCrest Investment, Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”), as set forth herein, conditioned upon and effective as of the closing of the transactions contemplated by the Share Purchase Agreement (“Effective Date”). Following the Effective Date, references to the Company shall be construed as references to BlueCrest Investment, Inc., a British Virgin Islands business company, and the Plan shall be administered subject to the Company’s memorandum and articles of association and the BVI Business Companies Act, as amended from time to time.

1.2. PURPOSE. The purpose of the Plan is to enhance shareholder value by linking long-term incentive compensation to the financial performance of the Company and to further align Participants’ financial rewards with the financial rewards realized by the Company and its shareholders. The Plan is also a vehicle to attract and retain key personnel. To accomplish the foregoing, the Plan provides that the Company may grant Incentive Share Options, Nonqualified Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares and/or Performance Units.

1.3. DURATION. The Plan shall remain in effect, subject to the right of the Company’s Board of Directors to amend or terminate the Plan at any time pursuant to Section 14, until the earlier of ten (10) years following its Effective Date or the date that all Shares subject to the Plan shall have been purchased or granted according to the Plan’s provisions.

1.4. APPROVAL BY SHAREHOLDERS. The Plan has been adopted by the Board of Directors subject to approval by the shareholders of the Company at an extraordinary general meeting of shareholders held following the adoption by the Board. Awards may be granted prior to shareholder approval, but no Award may be exercised or settled until the Plan is approved by the shareholders, and if the Plan is not so approved within twelve (12) months before or after the Effective Date, the Plan and all Awards granted under the Plan shall be null and void.

SECTION 2.

DEFINITIONS

Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:

2.1. “ARTICLES” means the memorandum and articles of association of the Company, as amended, restated or supplemented from time to time.

2.2. “AWARD” means, individually or collectively, a grant under the Plan of Nonqualified Share Options, Incentive Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, or Performance Units.

2.3. “AWARD AGREEMENT” means a written (or electronic) document setting forth the terms and provisions applicable to an Award granted to the Participant under the Plan, which need not be executed unless required by the Committee, and is a condition to the grant of an Award hereunder.

2.4. “BOARD” means the Board of Directors of the Company.

2.5. “CHANGE IN CONTROL” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this Section 2.5. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(a) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)), acquires ownership of the equity securities of the Company that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, or to have effective control of the Company within the meaning of subsection (B), and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of the Company.

(b) A “change in the effective control” of the Company shall occur on either of the following dates:

(i) The date on which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of equity securities of the Company possessing 30% or more of the total voting power of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a Person is considered to possess 30% or more of the total voting power of the Company’s equity securities, and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the effective control” of the Company; or

(ii) The date on which a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

(c) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the holders of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

(d) For the purposes of this Plan and this Section 2.5, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by the Company or entity controlled by the Company, or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

The above definition of “Change in Control” shall be interpreted by the Board, in good faith, and to comply with Code Section 409A.

2.6 “CHIEF EXECUTIVE OFFICER” or “CEO” shall mean the chief executive officer of the Company or his or her designee.

2.7. “CODE” means the Internal Revenue Code of 1986, and all regulations and formal guidance issued thereunder, as amended from time to time, or any successor legislation thereto.

2.8. “COMMITTEE” means the Compensation Committee of the Board, or such other committee as shall be appointed by the Board as provided in Section 3 to administer the Plan, or in the absence of either, the Board.

2.9. “COMPANY” means ARC Group Acquisition I Corp., a British Virgin Islands business company, and any successor to all or substantially all of the assets or shares of such entity as provided in Section 17. Following the Effective Date, references to the Company shall be construed as references to BlueCrest Investment, Inc., a British Virgin Islands business company. The Company is subject to the BVI Business Companies Act and the Articles.

2.10. “BVI BUSINESS COMPANIES ACT” means the BVI Business Companies Act, as amended, revised or re-enacted from time to time, and all regulations and statutory instruments made thereunder.

2.11. “DIRECTOR” means any individual who is a member of the Board or the board of directors of any Subsidiary.

2.12. “DISABILITY” means, unless otherwise provided in the Award Agreement or in an employment, change of control or similar agreement in effect between the Participant and the Company or a Subsidiary, the Participant is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Subsidiary.

2.13. “EFFECTIVE DATE” means the date specified in Section 1.1.

2.14. “EMPLOYEE” means any employee of the Company or any Subsidiary.

2.15. “EXCHANGE ACT” means the Securities Exchange Act of 1934, and all rules and formal guidance issued thereunder, as amended from time to time, or any successor act thereto.

2.16. “FAIR MARKET VALUE” means, with respect to the relevant date, the fair market value of the Shares for such date, as determined by the Committee in good faith and, if applicable, in compliance with Code Section 409A or, in the case of ISOs, Code Section 422(b)(4). In the case of NSOs or SARs, this may include but is not limited to any of the following valuation methods if the Shares are duly listed on a national securities exchange or on The Nasdaq Stock Market:

(i)	the closing price of a Share on such date, or, if there are no sales on such date, on the next preceding day on which there were sales,

(ii)	the last sale before or the first sale after the grant,

(iii)	the closing price on the trading day before or the trading day of the grant,

(iv)	the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant, or

(v)	an average selling price during a specified period that is within 30 days before or 30 days after the applicable valuation date; provided that the average selling price method described in this clause (v) is irrevocably approved by the Committee for use with the applicable Award before the beginning of the specified period (for this purpose, the term average selling price refers to the arithmetic mean of the high and low selling prices on all trading days during the specified period, or the average of such prices over the specified period weighted based on the volume of trading of such Share on each trading day during such specified period); and provided, further, that the Committee must designate the Participant who will be granted the Award, the number of Shares that are subject to the Award, and the method for determining the exercise price or base price including the period over which the averaging will occur, before the beginning of the specified averaging period.

Such price shall be subject to adjustment as provided in Section 4.3.

2.17. “INCENTIVE SHARE OPTION” or “ISO” means the right to purchase Shares pursuant to terms and conditions that are intended to qualify as, and that satisfy the requirements applicable to, an incentive stock option within the meaning of Code Section 422, as described in Section 6.

2.18. “NaMED EXECUTIVE OFFICERS” means the CEO, the Chief Financial Officer, and each of the three most highly compensated executive officers of the Company other than the CEO and Chief Financial Officer, at the end of the most recently completed financial year of the Company.

2.19. “NONQUALIFIED SHARE OPTION” or “NSO” means the right to purchase Shares pursuant to terms and conditions that are not intended to be, or do not qualify as, an Incentive Share Option as described in Section 6.

2.20. “OPTION” means an Incentive Share Option or a Nonqualified Share Option, as described in Section 6.

2.21. “OPTION PRICE” means the per Share purchase price of a Share purchased pursuant to an Option.

2.22. “PARTICIPANT” means an Employee, prospective Employee, Director, or consultant, advisor or contractor to the Company or any Subsidiary who has outstanding an Award granted under the Plan and includes those former Employees and former Directors who have certain post-termination rights under the terms of an Award.

2.23. “PERFORMANCE PERIOD” means the time period during which performance goals must be achieved with respect to an Award, as determined by the Committee.

2.24. “PERFORMANCE SHARE” means an Award granted to a Participant that entitles the Participant to delivery of Shares upon achievement of performance goals, as described in Section 9.

2.25. “PERFORMANCE UNIT” means an Award that entitles the Participant to a cash payment upon achievement of performance goals, as described in Section 9.

2.26. “PERIOD OF RESTRICTION” means the period or periods during which the transfer of an Award or the Shares is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Award or Shares are subject to a substantial risk of forfeiture, as provided in Sections 8 and 9.

2.27. “PERSON” shall mean an individual or a corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity or organization.

2.28. “PLAN” means this Firstborn Top Capital 2026 Omnibus Equity Incentive Plan, as set forth herein.

2.29. “RESTRICTED SHARES” means an Award of Shares subject to vesting conditions, which is granted to a Participant pursuant to Section 8.

2.30. “RESTRICTED SHARE UNIT” or “RSUs” shall mean a right to receive Shares or cash upon vesting pursuant to Section 8.

2.31. “SERVICE” shall mean the performance of services for the Company (or any Subsidiary) within the meaning of Code Section 409A, except to the extent otherwise specifically provided in the Award Agreement.

2.32. “SETTLED” shall mean, with respect to an Award, when the Award is fully exercised, vested, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such Award.

2.33. “SHARE” or “SHARES” means Class A ordinary shares, par value $0.0001 per share of the Company.

2.34. “SHARE APPRECIATION RIGHT” or “SAR” means a right, designated as an SAR, to receive the appreciation in the Fair Market Value of Shares pursuant to the terms of Section 7.

2.35. “SHARE PURCHASE AGREEMENT” means that certain share purchase agreement by and among ARC Group Acquisition I Corp., Firstborn Top Capital Sdn. Bhd., the shareholders of Firstborn Top Capital Sdn. Bhd. and a representative each of ARC Group Acquisition I Corp. and Firstborn Top Capital Sdn. Bhd. dated ______________.

2.36. “SUBSIDIARY” means any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or entity in the chain, commencing with the Company; provided, however, that with respect to any ISO, the term “Subsidiary” means any entity during any period in which it is a “parent corporation” (as that term is defined in Code Section 424(e)) with respect to the corporation or a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.

2.35 “VESTING TRANCHE” shall mean the portion of an Award that vests or with respect to which restrictions lapse on a certain date due to attainment of specified vesting conditions as stated in the Award Agreement or Plan.

SECTION 3.

ADMINISTRATION

3.1. PLAN ADMINISTRATION. The Committee shall administer the Plan. The Committee shall consist of not fewer than two Directors who are non-Employee Directors of the Company, within the meaning of Rule 16b-3 of the Exchange Act; and “independent directors” for purposes of the rules of the exchange on which the Shares are traded. The Board may, from time to time, remove members from, or add members to, the Committee, or may function as the Committee. Any vacancies on the Committee shall be filled by members of the Board. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by unanimous consent of the members of the Committee, shall be valid acts of the Committee.

3.2. AUTHORITY OF THE COMMITTEE. Except as limited by applicable law, including the BVI Business Companies Act, or by the Articles, and subject to the provisions herein, the Committee shall have full power to select Participants to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations consistent with the terms of the Plan for the Plan’s administration; and amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan and subject to Section 14; provided that the Committee shall not have the authority to amend any Option or SAR to reduce its Option Price or base price except in accordance with Sections 4.3 and 4.4. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan, including establishing administrative methods for the exercise of Options and SARs. No authority conferred under the Plan shall be exercised in a manner that would cause the Company to act outside the powers, restrictions or procedures set out in the Articles or the BVI Business Companies Act. The Committee’s determinations, interpretations and actions under the Plan need not be uniform and may be made selectively among Participants and their estates and beneficiaries.

3.3. DECISIONS BINDING. All determinations and decisions made by the Committee (or its delegate) pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all Persons, including the Company, its shareholders, Employees, Directors, Participants, and their estates and beneficiaries.

3.4. DELEGATION BY COMMITTEE. Unless prohibited by applicable law, the Articles or the applicable rules of a stock exchange, the Committee may delegate all or some of its responsibilities and powers to any one or more of its members. The Committee also may delegate some or all of its administrative duties to any officer of the Company and may delegate some or all of its administrative powers to the CEO. The Committee may delegate to the CEO the authority to grant Awards under the Plan to Participants and potential Participants who are not Directors or Named Executive Officers of the Company or any Subsidiaries, provided that the terms and conditions of such Awards shall be set forth in an Award Agreement approved in substantial form by the Committee prior to the grant of said Awards, the Committee in its delegation shall specify the maximum Shares that may be awarded to one Participant pursuant to such delegation in any calendar year, and the CEO shall report any such grants to the Committee at its next meeting. In the case of any such delegation, references in this Plan to the “Committee” shall include any such delegate, as applicable. The Committee hereby delegates to each of the Company’s Corporate Secretary and Chief Legal Officer (or his or her equivalent) the authority to document any and all Awards made by the Committee and/or the CEO under the Plan. The Committee may revoke any such allocation or delegation at any time.

3.5. INFORMATION TO BE FURNISHED TO COMMITTEE. The records of the Company and Subsidiaries as to an Employee’s, Director’s or Participant’s employment, termination of employment, performance of Services, termination of Services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be manifestly incorrect. Participants and other persons entitled to benefits under the Plan must, as a condition to the receipt or settlement of any Award hereunder, furnish the Committee with such evidence, data or information as the Committee reasonably considers desirable to carry out the terms of the Plan.

3.6. INDEMNIFICATION. In addition to such other rights of indemnification that they have as members of the Board or the Committee, the Company shall indemnify the members of the Committee (and any delegates of the Committee, as permitted under Section 3.4), to the extent permitted by applicable law and the Articles, against reasonable expenses (including, without limitation, attorney’s fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Articles relating to indemnification of the members of the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to such matters as to which it is adjudged in such action, suit or proceeding that such Committee member or members (or their delegates) did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no such indemnification may be made in respect of any matter arising out of such Committee member’s or members’ willful default, willful neglect or actual fraud.

SECTION 4.

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1. SHARES AVAILABLE FOR AWARDS.

(a) The Shares available for Awards shall be authorized and unissued Shares or treasury Shares, if and to the extent permitted by the BVI Business Companies Act and the Articles. The aggregate number of Shares that may be issued or used for reference purposes under the Plan or with respect to which Awards, including but not limited to ISOs, may be granted shall not exceed twenty percent (20%) of the Company’s total issued and outstanding Shares from time to time (the “Share Reserve”) subject to adjustment as provided in Section 4.3 for any share split made on or immediately after the Effective Date. This Plan is considered an “evergreen” plan, since the shares covered by Awards which have been exercised or terminated shall be available for subsequent grants under the Plan and the number of Awards available to grant increases as the number of issued and outstanding Shares increases. The Share Reserve shall in all events be subject to further adjustment as provided in Section 4.3. In no event shall fractional Shares be issued under the Plan unless the Articles and the BVI Business Companies Act permit the Company to issue fractional Shares and the Committee determines to do so. For clarity, the Share Reserve in this Section 4.1(a) is a limitation on the number of Shares that may be issued pursuant to this Plan. Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or other applicable exchange rule, and any such issuance will not reduce the number of Shares available for issuance under this Plan. No Shares shall be issued under the Plan unless the Board or Committee, as applicable, has determined that the consideration for such Shares is adequate and that the issuance complies with the BVI Business Companies Act, the Articles and all applicable securities exchange rules.

(b) Upon:

(i) a payout of a SAR, RSU, or Performance Unit Award under this Plan in the form of cash; or

(ii) a cancellation, termination, expiration without exercise, forfeiture, or lapse for any reason, of any Award under this Plan, the number of Shares underlying any such Award that were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

All Restricted Share Awards which vest, and all Shares issued in settlement of an Option, SAR, Restricted Share Award, Restricted Share Unit, or Performance Share Award, or withheld for payment of the Option Price or any tax imposed when the Award is exercised or settled, shall reduce the total number of Shares available under the Plan and shall not again be available for the grant of any Award hereunder.

Notwithstanding the foregoing, when a share-settled SAR is exercised under the Plan, the total number of Shares subject to the SAR shall not be available for subsequent issuance under the Plan, regardless of the number of Shares used to settle the SAR.

4.2. INDIVIDUAL PARTICIPANT LIMITATIONS. The Board may provide for a limit on the dollar value or maximum aggregate number of Shares underlying Awards that may be granted to any one Named Executive Officer of the Company or any Subsidiary in any financial year, subject to adjustment as provided in Section 4.3.

4.3. ADJUSTMENTS. (a) Recapitalization. Notwithstanding any other provision of the Plan, if the Company is involved in a corporate transaction or any other event which affects the Shares (including, without limitation, any recapitalization, reclassification, reverse or forward share split, share dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares), then the Committee shall make or provide for such adjustments to Awards to prevent the dilution or enlargement of rights of the Awards as follows:

(i) The Committee shall take action to adjust the number and kind of Shares that are issuable under the Plan and the maximum limits for each type of Award;

(ii) The Committee shall take action to adjust the number and kind of Shares subject to outstanding Awards;

(iii) The Committee shall take action to adjust the Exercise Price or base price of outstanding Options and Share Appreciation Rights; and

(iv) The Committee shall make any other equitable adjustments.

Only whole Shares shall be issued in making the above adjustments. Further, the number of Shares available under the Plan or the number of Shares subject to any outstanding Awards shall be the next lower number of Shares, so that fractions are rounded downward. Any adjustment to or assumption of ISOs under this Section shall be made in accordance with Code Section 424. If the Company issues any rights to subscribe for additional Shares pro rata to holders of outstanding Shares of the class or classes of shares then set aside for the Plan, then each Participant shall be entitled to the same rights on the same basis as holders of outstanding Shares with respect to such portion of the Participant’s Award as is exercised on or prior to the record date for determining shareholders entitled to receive or exercise such rights.

(b) Reorganization. If the Company is part of any reorganization involving merger, consolidation, acquisition of the Share or acquisition of the assets of the Company, the Committee, in its discretion, may decide that:

(i) any or all outstanding Awards shall pertain to and apply, with appropriate adjustment as determined by the Committee, to the securities of the resulting corporation to which a holder of the number of Shares subject to each such Award would have been entitled;

(ii) any or all outstanding Options or SARs shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall remain exercisable for the remaining term of the Options or SARs under the terms of the Plan;

(iii) any or all Options or SARs shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall be terminated after giving at least 30 days’ notice to the Participants to whom such Options or SARs have been granted; and/or

(iv) any or all unvested Awards and/or Awards on which restrictions have not yet lapsed shall become immediately fully vested, nonforfeitable and payable.

(c) Limits on Adjustments. Any issuance by the Company of shares of any class other than the Shares of the Company, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to any Award, except as specifically provided otherwise in this Plan. The grant of Awards under the Plan shall not affect in any way the right or authority of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate or dissolve, or to liquidate, sell or transfer all or any part of its business or assets. All adjustments that the Committee makes under this Plan shall be conclusive.

4.4. PROHIBITION ON REPRICING. Anything else contained herein to the contrary notwithstanding, except as provided in Section 4.3, the Committee shall not amend any Option or SAR to reduce its Option Price or base price, and shall not issue to any Participant a new Award in exchange for the surrender and cancellation of any other Award, if such new Award has an Option Price or base price (as applicable) lower than that of the Award for which it is exchanged, or take any other action that would have the effect of reducing the Option Price or base price of an Option or SAR.

SECTION 5.

ELIGIBILITY AND PARTICIPATION

5.1. ELIGIBILITY. Persons eligible to participate in the Plan include current and future Employees (including officers), consultants, advisors or contractors to the Company or a Subsidiary, and Directors, as designated by the Committee; provided that persons who have been offered employment by or an engagement with the Company or a Subsidiary may not receive any payment or exercise any right relating to an Award until such person begins employment or service with the Company or Subsidiary; and provided, further, however, that ISOs may only be granted to current or prospective U.S. Employees. All non-U.S. Employees will be granted NSOs.

5.2. PARTICIPATION. Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, the Participants to whom Awards shall be granted, the terms of such Awards, and the number of Shares subject to such Award.

SECTION 6.

SHARE OPTIONS

6.1. GRANT OF OPTIONS AND AWARD AGREEMENT. Options shall constitute contractual rights only and shall not constitute Shares or confer any shareholder rights unless and until Shares are issued to the Participant and the Participant is entered in the Company’s register of members in accordance with the BVI Business Companies Act and the Articles.

(a) Option Grant. Subject to the terms and provisions of the Plan and the Articles, Options may be granted to one or more Participants in such number, upon such terms and provisions, and at any time and from time to time, as determined by the Committee, in its sole discretion. The Committee may grant either Nonqualified Share Options or Incentive Share Options and shall have complete discretion in determining the number of Options of each granted to each Participant, subject to the limitations of Section 4.

(b) Award Agreement. Each Award shall be evidenced by an Award Agreement, effective as of the grant date, which shall specify the Option Price, the term of the Option, the number of Shares subject to the Option, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan. The Award Agreement shall also specify whether the Option is to be treated as an ISO within the meaning of Code Section 422. If such Option is not designated as an ISO, such Option shall be deemed an NSO. No ISO may be granted to any person more than 10 years after the Effective Date of the Plan.

6.2. OPTION PRICE. The Committee shall designate the Option Price for each Share subject to an Option under the Plan; provided that such Option Price shall not be less than 100% of the Fair Market Value of Shares subject to an Option on the date the Option is granted, and which Option Price may not be subsequently decreased by the Committee except pursuant to Section 4.3 and in compliance with Code Section 409A; provided further that Shares cannot in any event be issued at less than par value and with respect to a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of shares of the Company or any Subsidiary, the Option Price of Shares subject to an ISO shall be at least 110% of the Fair Market Value of such Shares on the ISO’s grant date.

6.3. TERM OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant, but in no event shall be exercisable later than the tenth (10th) anniversary of the grant date. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the shares of the Company or any Subsidiary, no such ISO shall be exercisable later than the fifth (5th) anniversary of the grant date.

6.4. EXERCISE OF OPTIONS. Options granted under this Section 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Award or for each Participant, and shall be set forth in the applicable Award Agreement, subject to Section 10. Notwithstanding the preceding sentence, the Fair Market Value of Shares to which ISOs are exercisable for the first time by any Participant during any calendar year may not exceed $100,000. Any ISOs that become exercisable in excess of such amount shall be deemed NSOs to the extent of such excess. The Committee, in its sole discretion and at any time, may establish procedures setting a minimum number of Shares that must be exercised at any one time.

6.5. EXERCISE AND PAYMENT. Options granted under this Section 6 shall be exercised by the delivery of a written (or electronic) notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and all applicable tax withholding. The Option Price and applicable tax withholding upon exercise of any Option shall be payable to the Company in full either:

(a) in cash or its equivalent,

(b) by tendering previously acquired whole Shares (held for any minimum period needed to avoid adverse impacts to the Company’s earnings for financial reporting purposes), valued at their Fair Market Value at the time of exercise, with such documentation as the Committee may require, or

(c) a combination of (a) and (b).

In addition, payment of the Option Price and applicable tax withholding may be payable by one or more of the following methods upon written consent from the Committee if such method will not result in a charge to the Company’s earnings for financial reporting purposes:

(d) by a “net exercise” in which whole Shares that otherwise would be acquired on exercise are withheld (valued at their Fair Market Value at the time of exercise),

(e) by tendering other Awards payable under the Plan, or

(f) by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of all or a portion of the whole Shares being exercised.

To the extent the Option Price and applicable tax withholding would require the sale or delivery of a fractional Share, any Shares sold or delivered shall be rounded down to the next whole Share and the Participant shall pay the remainder using method (a) above. As soon as practicable after receipt of a written (or electronic) notification of exercise and full payment, the Company shall deliver, electronically or in paper form, the Shares to the Participant and, where required by the BVI Business Companies Act, shall enter the Participant in the register of members as the holder of such Shares. No Participant shall have any rights of a shareholder with respect to Shares subject to an Option, including any right to receive dividends, to vote, or to participate in the equity of the Company, until such Option has been exercised and payment made in full as provided herein and the Participant has become the holder of record of the Shares in accordance with the BVI Business Companies Act and the Articles.

SECTION 7.

SHARE APPRECIATION RIGHTS

7.1. GRANT OF SARS AND AWARD AGREEMENT.

(a) SAR Grant. Subject to the terms and conditions of the Plan and the Articles, SARs may be granted to Participants and at any time and from time to time, as determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Section 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The Committee shall designate, at the time of grant, the base price of the SAR, which base price shall be at least equal to the Fair Market Value of a Share on the grant date of the SAR. Base prices of SARs shall not subsequently be decreased by the Committee, except pursuant to Section 4.3, provided always that SARs cannot in any event be granted at less than the par value of the Shares they refer to. The Committee, in its sole discretion, may provide a maximum dollar limit on the total aggregate payment due under a SAR.

(b) Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the base price, the term of the SAR, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

7.2. TERM OF SARS. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that unless otherwise designated by the Committee, such term shall not exceed ten (10) years from the grant date.

7.3. EXERCISE OF SARS. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Award or for each Participant and shall be set forth in the applicable Award Agreement, subject to Section 10. The Committee, in its sole discretion and at any time, may establish procedures setting a minimum number of Shares with respect to which the SAR must be exercised at any one time.

7.4. EXERCISE AND PAYMENT. SARs granted under this Section 7 shall be exercised by the delivery of a written (or electronic) notice of exercise to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised, accompanied by full payment for all applicable tax withholding. The applicable tax withholding upon exercise of any SAR shall be payable to the Company in full in the same manner as set forth in Section 6.5 above. As soon as administratively practicable following exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the base price per Share; by

(b) The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, exercisable at any time, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 8.

RESTRICTED SHAREs and RESTRICTED SHARE UNITS

8.1. GRANT OF RESTRICTED SHARES OR RSUS AND AWARD AGREEMENT.

(a) Grant of Restricted Shares/Restricted Share Units. Subject to the terms and provisions of the Plan and the Articles, the Committee, at any time and from time to time, may grant Restricted Shares or RSUs to Participants in such amounts as the Committee shall determine in its sole discretion. The Committee shall have complete discretion in determining the number of Shares underlying each Award (subject to Section 4) and, consistent with the provisions of the Plan, in determining the terms and conditions, including the vesting, pertaining to such Award. The Committee may designate an RSU as payable in cash, in Shares, or a combination thereof.

(b) Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the vesting for each Vesting Tranche, the number of Shares granted, and such other provisions as the Committee shall determine pursuant to Section 8.3 or otherwise, and which shall not be inconsistent with the terms and provisions of the Plan.

8.2. TRANSFERABILITY OF RESTRICTED shares. Except as provided in this Section 8, a Restricted Share granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until (i) they vest with respect to their Vesting Tranche, or (ii) upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion (subject to Section 10) and set forth in the Award Agreement.

8.3. settlement of award. Except as otherwise provided in Section 17.5 or in any Award Agreement, and subject to any deferral elected pursuant to Section 12.2, the Company shall retain the certificates representing Restricted Shares in the Company’s possession, or may deposit or transfer such Restricted Shares electronically to a custodian designated by the Committee, until such time as all conditions and/or restrictions applicable to such Restricted Shares have been satisfied. As soon as administratively practicable after a Restricted Share Award or RSU Award vests (for example, as part of a Vesting Tranche), Shares covered by the portion of such Restricted Share Award that vested, or in the case of RSUs cash and/or Shares covered by such vested RSU that vested, shall be delivered (in the case of Shares, electronically or in paper form) to the Participant.

8.4. SHAREHOLDER RIGHTS. Unless otherwise designated by the Committee in an Award Agreement: (i) a Participant shall have no shareholder rights with respect to the Shares subject to an RSU Award, including voting and cash dividend rights, and (ii) the Participant shall have voting rights but shall not have cash dividend rights with respect to Shares subject to a Restricted Share Award, until they vest (e.g., as part of a Vesting Tranche) and the Participant has received and become a holder of record of the Shares; provided, however, that in the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be added to the Restricted Share Award and subject to the same vesting conditions and Vesting Tranches as are applicable to the Restricted Shares with respect to which the dividend is paid.

SECTION 9.

PERFORMANCE UNITS AND PERFORMANCE SHARES

9.1. GRANT OF PERFORMANCE UNITS/SHARES AND AWARD AGREEMENT.

(a) Grant of Performance Unit/Shares. Subject to the terms of the Plan and the Articles, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee in its sole discretion, which shall not be inconsistent with the terms and provisions of the Plan and shall be set forth in an Award Agreement.

(b) Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the initial value of the Award, the performance goals and the Performance Period, as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

9.2. VALUE OF PERFORMANCE UNITS/SHARES. Each Performance Share shall represent the Participant’s right to receive a Share (subject to Section 9.4) upon satisfaction of performance goals established by the Committee. Each Performance Unit shall represent the Participant’s right to receive a cash payment equal to the value of the Performance Unit (as determined by the Committee on the grant date, and subject to Section 9.4), upon satisfaction of the performance goals established by the Committee. The Committee shall set performance goals in its sole discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares and/or Performance Units that will be paid out to the Participant. For purposes of this Section 9, the time period during which the performance goals must be met shall be called a Performance Period.

9.3. EARNING OF PERFORMANCE UNITS/SHARES. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units and/or Performance Shares shall be entitled to receive payment on his or her Performance Units and/or Performance Shares earned by the Participant over the Performance Period, based on the extent to which the corresponding performance goals have been achieved, as determined by the Committee. The Committee shall have the sole discretion to adjust the determination of the degree of attainment of the preestablished performance goals.

9.4. FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES. Except as provided below, and subject to any deferral elected pursuant to Section 12.2, payment of earned Performance Units and/or Performance Shares shall be made in a single lump sum as soon as reasonably practicable following the close of the applicable Performance Period. Any Shares paid to a Participant may be subject to any restrictions deemed appropriate by the Committee.

9.5. PERFORMANCE MEASURES. The performance goals to be used for purposes of such grants shall be established by the Committee in writing and stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue; primary or fully-diluted earnings per Share; earnings before interest, taxes, depreciation, and/or amortization; pretax income; operating income; cash flow from operations; total cash flow; return on equity; return on capital; return on assets; net operating profits after taxes; economic value added; capital expenditures; expense levels; share price; debt levels; market share; total shareholder return or return on sales; or any individual performance objective which is measured solely in terms of quantitative targets related to the Company or the Company’s business; any other measurement approved by the Committee, in its sole discretion; or any combination thereof. In addition, such performance goals may be based in whole or in part upon the performance of the Participant or the Company or a Subsidiary, or a division and/or other operational unit thereof under one or more of such measures.

9.6. SHAREHOLDER RIGHTS. Unless otherwise designated by the Committee in the Award Agreement, the Participant shall have no shareholder rights with respect to the Shares subject to the Performance Share Award, including voting and cash dividend rights, until after the Award has vested and the Participant has received and become a holder of record of the Shares; provided, however, that in the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be added to the Award and subject to the same accrual, forfeiture, and payout restrictions as apply to the underlying Award with respect to which the dividend is paid.

SECTION 10.

VESTING AND FORFEITURES

10.1. Vesting. As part of making any Award, the Committee may determine the time and conditions under which the Award will vest and may specify partial vesting in one or more Vesting Tranches. Vesting may, in the Committee’s discretion, be based solely upon continued employment or Service for a specified period of time or may be based upon the achievement of specific performance goals as described in Section 9.5 above, which shall be established by the Committee in its discretion. For all purposes of this Plan, “vesting” of an Award shall mean:

(a) In the case of an Option or SAR, the time at which the Participant has the right to exercise the Award.

(b) In the case of Restricted Shares, all conditions for vesting, as stated in the Award Agreement or Plan, are satisfied.

(c) In the case of Restricted Share Units, all conditions for vesting, as stated in the Award Agreement or Plan, are satisfied.

(d) In the case of Performance Shares or Performance Units, the time at which the Participant has satisfied the requirements to receive payment on such Performance Shares or Performance Units, which shall not be less than one year from the grant date, except as otherwise provided in Section 10.2.

Vesting need not be uniform among Awards granted at the same time or to persons similarly situated. Vesting requirements shall be set forth in the applicable Award Agreement.

10.2. VESTING ON TERMINATION OF EMPLOYMENT. Unless otherwise approved by the Committee either at the time of grant or at some later date in accordance with Code Sections 409A and 422, upon the termination of the Participant’s employment or Service with the Company and its Subsidiaries, all outstanding Awards shall be cancelled and no longer exercisable on the date of the termination. To the extent that the Committee approves extended vesting or exercise provisions, such provisions need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination.

10.3. ACCELERATION OF VESTING. The Committee may, in its sole discretion, accelerate the vesting, in whole or in part, with respect to any Award, but no such acceleration shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. The Committee may, in its sole discretion, delegate to the CEO its power to accelerate the vesting of an Award granted to Participants who are not Directors or Named Executive Officers of the Company or any Subsidiaries. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

10.4. EXTENSION OF EXERCISE PERIOD. The Committee may, in its sole discretion, subject to the terms of the Plan, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, extend the period of time for which the Option or SAR is to remain exercisable following the Participant’s termination of employment or Service from the limited exercise period otherwise in effect for that Option or SAR to such greater period of time as the Committee shall deem appropriate, but in no event beyond the expiration of the maximum Option or SAR term permitted under this Plan, and/or to permit the Option or SAR to be exercised, during the applicable post-termination exercise period, not only with respect to the number of vested Shares for which such Option or SAR is exercisable at the time of the Participant’s termination of Service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service. Such an extension may result in recharacterization of an ISO as a NSO.

SECTION 11.

TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

11.1. LIMITS ON TRANSFERABILITY OF AWARDS.

(a) Except as otherwise provided below, Awards may be exercisable only by the Participant during the Participant’s lifetime, and Awards shall not be transferable other than by will or the laws of descent and distribution. Any purported transfer of any Award or any interest therein that does not comply with the terms of this Plan shall be null and void and confer no rights of any kind upon the purported transferee.

(b) The Committee may, in its discretion, permit a Participant to transfer any Award other than an ISO to any family member of such Participant, subject to such restrictions and limitations as the Committee may provide; provided, however, that any such Award shall remain subject to all vesting, forfeiture, and other restrictions provided herein and in the Award Agreement to the same extent as if it had not been transferred; and provided further that in no event shall any transfer for value be permitted. For purposes of this Section 11.1(b), the terms “family member” and “transfer for value” have the same meaning as in the General Instructions to SEC Form S-8, or such other form as the SEC may promulgate in replacement thereof.

(c) To the maximum extent permitted by law, no Award shall be subject, in whole or in part, to attachment, execution or levy of any kind; provided, however, that nothing contained herein shall affect the right of setoff set forth in Section 13.3.

(d) Nothing contained in this Section 11.1 shall preclude a Participant from transferring Restricted Shares that have vested or Shares that are issued in settlement of an Option, SAR, RSU, or Award of Performance Shares or Performance Units, subject to the remaining provisions of this Plan, the Articles and applicable law, including any transfer requirements, restrictions or procedures under the BVI Business Companies Act and the Articles and any requirement that the transferee be entered in the register of members.

11.2. DESIGNATION OF BENEFICIARY. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing (or electronically, if permitted by the Committee) with the Secretary of the Company (or its designee) during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 12.

DEFERRALS; COMPLIANCE WITH SECTION 409A

12.1. PROHIBITION ON DEFERRALS OF OPTIONS, SARS, AND RESTRICTED SHAREs. No Participant shall have the right to defer the amount of Shares or cash payable upon the exercise or settlement of any Option or SAR, or the transfer of any Restricted Shares upon the vesting thereof.

12.2. DEFERRALS OF Restricted share units, PERFORMANCE UNITS AND PERFORMANCE SHARES. The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant upon the satisfaction of any requirements or goals with respect to Restricted Share Units, Performance Units or Performance Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, subject to the following:

(a) A deferral election may be made only at one of the following two times:

(i) In the case of an Award that cannot vest (other than by reason of death, Disability, or a Change in Control) earlier than the first anniversary of the date of grant, not later than the earlier of thirty (30) days after the date of grant or one (1) year prior to the earliest date on which the Award may vest.

(ii) In the case of an Award that is subject to a Performance Period of not less than one (1) year, and the vesting of which is subject to the attainment of Performance Criteria that are established within the first ninety (90) days of the Performance Period and that are not substantially certain of being achieved at the time of grant, not later than six (6) months prior to the end of the Performance Period.

(b) A deferral election shall state the time and manner of payment. Payment must either be on a specified date, at the time of the Participant’s separation from Service with the Company and its Subsidiaries (as defined in Code Section 409A), death, or Disability, or upon the occurrence of a Change in Control. Notwithstanding the foregoing:

(i) An amount payable by reason of a separation from Service to an Employee who is a “key employee” of the Company, as defined in Code Section 409A, shall not be paid until six (6) months after the separation from Service, and any portion of such amount that would otherwise be payable during such six (6)month period shall be paid instead at the end of such period;

(ii) Payment of any amount that the Company reasonably determines would not be deductible by reason of Code Section 162(m) shall be deferred until the earlier of the earliest date on which the Company reasonably determines that the deductibility of the payment will not be so limited, or the year following the separation from Service.

(iii) Any payment that the Company reasonably determines will violate a term of a loan agreement to which the Company is a party, or other similar contract to which the Company is a party, and such violation will cause material harm to the Company shall be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company;

(iv) Any payment that the Company reasonably anticipates that will violate Federal securities laws or other applicable law will be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation; and

(v) The Committee may permit Participants to elect to further defer payments, provided that any such election is made not less than one (1) year prior to the date on which the payment would otherwise be made, and that the deferral is for a period of at least five (5) years.

(c) No payment that a Participant has elected to defer pursuant to this Section 12.2 may be paid at any earlier date, except in accordance with procedures adopted by the Committee in compliance with Code Section 409A.

12.3. COMPLIANCE WITH SECTION 409A. The provisions of this Plan, including but not limited to this Section 12, are intended to comply with the restrictions of Code Section 409A, and, notwithstanding the Participant consent requirements of Section 14.1, the Committee reserves the right to amend any provision of this Plan, or any outstanding Award, to the extent necessary to comply with Section 409A.

SECTION 13.

RIGHTS AND OBLIGATIONS OF PARTIES

13.1. NO GUARANTEE OF EMPLOYMENT OR SERVICE RIGHTS. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or Service at any time, nor confer upon any Participant any right to continue in the employ or Service of the Company or any Subsidiary.

For purposes of the Plan, temporary absence from employment or Service because of illness, vacation, approved leaves of absence, and transfers of employment or Service among the Company and its Subsidiaries, shall not be considered to terminate employment or Service or to interrupt continuous employment or Service. Conversion of a Participant’s employment relationship to a Service arrangement, and vice versa, shall not result in termination of previously granted Awards (although it may result in an ISO being recharacterized as an NSO).

13.2. PARTICIPATION. No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

13.3. RIGHT OF SETOFF AND CLAW-BACK. The Company or any Subsidiary may, to the extent permitted by applicable law (including Code Section 409A), deduct from and set off against any amounts the Company or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or a Subsidiary, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award) will be subject to any Company claw-back policy, as set forth in such claw-back policy or the Award Agreement. By accepting any Award granted hereunder, the Participant agrees to any deduction, claw-back or setoff under this Section 13.

13.4. SECTION 83(B) ELECTION. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the U.S. may be made, unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing before the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

13.5. DISQUALIFYING DISPOSITION NOTIFICATION. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Share Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

SECTION 14.

AMENDMENT, MODIFICATION, AND TERMINATION

14.1. AMENDMENT, MODIFICATION, AND TERMINATION. Except as otherwise provided in this Section 14.1 and subject to Section 14.2, at any time the Board may wholly or partially amend, modify, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants. However, without the approval of the Company’s shareholders given twelve months before or after the action by the Board if such shareholder approval is required by any federal or state law or regulation or the rules of any share exchange or automated quotation system on which the Shares may then be listed or quoted, no action of the Board may (i) increase the limit on the Share Reserve, (ii) reduce the exercise price per share of any outstanding Option or SAR granted under this Plan, (iii) cancel any Option or SAR in exchange for cash, another Award or an Option or SAR with a price per share that is less than the price per share of the original Option or SAR, or (iv) materially modify the requirements as to eligibility for participation in this Plan. The Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

14.2. AWARDS PREVIOUSLY GRANTED. No termination, amendment, suspension, or modification of the Plan, other than to the extent necessary to comply with applicable U.S. or foreign laws, shall adversely affect in any material way any Award previously granted under the Plan, without the written (or electronic) consent of the Participant holding such Award.

SECTION 15.

WITHHOLDING

15.1. The Company and its Subsidiaries shall have the power and the right to deduct or withhold from amounts due to the Participant by the Company or the Subsidiary, or require a Participant to remit to the Company or the Subsidiary as a condition of any Award, an amount (in cash or in kind, subject to the approval of the Company) equal to the minimum Federal, State and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan, provided that any withholding or net settlement in Shares shall comply with the BVI Business Companies Act, the Articles and any applicable solvency, distribution, purchase or redemption requirements. Notwithstanding the above, in the case of Options or SARs, such tax withholding shall be accomplished as set forth in Section 6.5 and 7.4. With respect to an Award of Restricted Shares or RSU, the Participant may direct that any withholding of Federal, State and local taxes, domestic or foreign, resulting from vesting of such Award be accomplished in any manner set forth in Section 6.5. If the date of the vesting of any Award, other than an Option or SAR, held by Participant who is subject to the Company’s policy regarding trading of its Shares by its officers and directors and Shares (the “original vesting date”) is not within a “window period” applicable to the Participant, as determined by the Company in accordance with such policy, then withholding shall be at the applicable statutory withholding amount accomplished by one or more of the methods provided for in Section 6.5(a) or (f).

SECTION 16.

SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

SECTION 17.

MISCELLANEOUS

17.1. UNFUNDED PLAN. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or the obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

17.2. AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside the U.S. in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the U.S.. Such authorization shall extend to and include establishing one or more separate sub-plans which include provisions not inconsistent with the Plan that comply with statutory or regulatory requirements imposed by the foreign country or countries in which the Participant resides. If determined advisable by the Committee, an Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

17.3. GENDER AND NUMBER; HEADINGS. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Headings are included for the convenience of reference only and shall not be used in the interpretation or construction of any such provision contained in the Plan.

17.4. SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.5. REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, including, without limitation, the BVI Business Companies Act and the Articles, and to such approvals by any governmental agencies or national securities exchanges as may be required. If at any time on or after the Effective Date, the Committee, in its discretion, shall determine that the requirements of any applicable law (including, without limitation, U.S. federal or state securities laws and British Virgin Islands law) should fail to be met, no Shares issuable under Awards and no Options or SARs shall be exercisable until the Committee has determined that these requirements have again been met. The Committee may suspend the right to exercise an Option or SAR at any time when it determines that allowing the exercise and issuance of Shares would violate any federal or state securities or other laws or the BVI Business Companies Act or the Articles, and may provide that any time periods to exercise the Option or SAR are extended during a period of suspension. With respect to “Insiders,” transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Each Award Agreement and each certificate representing securities granted pursuant to the Plan (including securities issuable pursuant to the terms of derivative securities) may bear such restrictive legend(s) as the Company deems necessary or advisable under applicable law, including federal and state securities laws and British Virgin Islands law. If the date of the vesting of any Award, other than an Option or SAR, held by Participant who is subject to the Company’s policy regarding trading of its Shares by its officers and directors and Shares (the “original vesting date”) is not within a “window period” applicable to the Participant, as determined by the Company in accordance with such policy, then the vesting of such Award shall not occur on such original vesting date and shall instead occur on the first day of the next “window period” applicable to the Participant pursuant to such policy.

17.6. ADDITIONAL RESTRICTIONS ON TRANSFERS. The Committee may impose such restrictions on any Shares acquired pursuant to an Award, including Restricted Shares, Performance Shares, or Shares received upon exercise of an Option or SAR or under an RSU, as it may deem advisable and as are consistent with the Articles, the BVI Business Companies Act and applicable securities laws. Subject to the approval of the Board or the CEO, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by the Code and regulations issued thereunder, and provided that if an Option is an ISO such option may be deemed a non-statutory share option as a result of such transfer. Any transfer of Shares shall be effective only in accordance with the Articles and applicable law.

17.7. GOVERNING LAW. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the British Virgin Islands without regard to conflicts of laws thereof. To the extent any provision of the Plan or any Award Agreement is inconsistent with the Articles or the BVI Business Companies Act, the Articles and the BVI Business Companies Act shall prevail, and the Plan or Award Agreement shall be construed, amended or limited to the minimum extent necessary to comply with British Virgin Islands law.